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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                            CERTIFICATE OF FORMATION
                                       OF
                                  CBD MEDIA LLC

Pursuant to Sections 18-202 and 18-208 of the Delaware Limited Liability Company Act

     I, the undersigned, being the authorized person who executed the Certificate of Formation of CBD Media LLC, a limited liability company organized on February 28, 2002 and existing under and by virtue of the Delaware Limited Liability Act (the "Company"), and no membership interests of the Company having yet been issued, do hereby amend and restate the certificate as follows:

  .  First: The name of the limited liability company is CBD Media LLC.

  . Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

  . Third: The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Limited Liability Company Act.

  . Fourth: A director of the Company shall not be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of the foregoing provisions of this Article Fourth by the members of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

  . Fifth: To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advance of expenses to) the officers, directors, employees and agents of the Company (and any other person to which the Delaware Limited Liability Company Act permits) through bylaw provisions, agreements, vote of members or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 18-108 of the Delaware Limited liability Company Act, subject only to the limitations contained therein.

  . Eighth: Election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

  . Ninth: Meetings of members may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision

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     contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

  . Tenth: Except as otherwise provided in this Amended and Restated Certificate of Formation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Company.

     SECOND: That no part of the capital of said Company having been paid, this certificate is filed pursuant to Sections 18-202 and 18-208 of the Delaware Limited Liability Act, as amended.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 4th day of March 2002.

                                                By:  /s/  Cynthia FitzGerald
                                                   -----------------------------
                                                        Cynthia FitzGerald
                                                        Authorized Person

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